UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM  S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THQ INC.
(Exact name of registrant as specified in charter)

Delaware	13-3541686
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

29903 Agoura Road
Agoura Hills,  California  91301

(Address of principal executive offices, including zip code)

THQ Inc. 2006 Long-Term Incentive Plan

THQ Inc. Employee Stock Purchase Plan
(Full title of the plans)

SHERYL KINLAW

Vice President, Legal and Assistant Secretary

THQ Inc.

29903 Agoura Road

Agoura Hills, California 91301

(818) 871-5000

 (Name, Address and Telephone Number, including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock ($0.01 par value)(3)	6,500,000	$26.82	$174,330,000	$18,654

(1)                                  Includes 6,000,000 shares available for issuance under the THQ Inc. 2006 Long-Term Incentive Plan and 500,000 shares available for grant under the THQ Inc. Employee Stock Purchase Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)                                  Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Global Select Market of The NASDAQ Stock Market LLC, on September 11, 2006.

(3)                                  Each share of common stock includes rights to purchase Series A Junior Participating Preferred Stock pursuant to a rights agreement between THQ Inc. and Computershare Investors Services, LLC, as Rights Agent.

EXPLANATORY NOTE

THQ Inc. (“THQ” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register shares of our common stock, par value $0.01 per share, of Registrant (“Common Stock”) that may be issued under the THQ Inc. 2006 Long-Term Incentive Plan and the THQ Inc. Employee Stock Purchase Plan (the “Plans”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)                                  Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed on June 7, 2006, which contains audited financial statements for Registrant’s latest fiscal year;

(b)                                 Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 10, 2006;

(c)                                  Registrant’s Current Reports on Form 8-K filed on May 11, 2006, June 20, 2006, July 26, 2006, August 25, 2006 and August 30, 2006;

(d)                                 all other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)                                the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless express incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Sheryl Kinlaw, Vice President, Legal and Assistant Secretary of the Registrant.  As of September 18, 2006, Ms. Kinlaw did not own any shares of Registrant’s Common Stock but did hold options to purchase Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers

The following summaries are subject to the complete text of the statutes and organizational documents of the Registrant described below and are qualified in their entirety by reference thereto. The Registrant is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful.  A Delaware corporation may indemnify its officers and directors in an action by or in the right of the corporation under the same conditions, except that judicial approval of the indemnification is required if the officer or director is judged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which he or she actually and reasonably incurred.

Article Eighth of Registrant’s certificate of incorporation, as amended, provide for the indemnification of Registrant’s directors and officers to the fullest extent permissible under Delaware law, and if Delaware law is amended to further eliminate or reduce directors’ and officers’ liability to a Delaware corporation, Registrant’s directors and officers liability shall be so eliminated or reduced as well.

In addition, in accordance with the Delaware General Corporation Law, Article Eighth of Registrant’s certificate of incorporation, as amended, limits the personal liability of Registrant’s directors for violations of their fiduciary duty. This provision eliminates each director’s liability to Registrant or Registrant’s stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to Registrant or Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

In addition to the indemnification provided in Registrant’s certificate of incorporation, as amended, and the amended and restated bylaws and by Delaware law, the Registrant has entered into indemnification agreements with its directors and executive officers to provide additional contractual assurances regarding the scope of indemnification and to provide additional procedural protections.

Registrant also carries insurance policies that cover Registrant’s individual directors and officers for legal liability and which Registrant would pay on their behalf for expenses of indemnifying them in accordance with the certificate of incorporation, as amended, and the amended and restated bylaws and Delaware law.

Item 7.           Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

Reference is made to the Index of Exhibits.

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature to the Registration Statement appears below hereby appoints Brian J. Farrell and Edward Zinser, and each of them, his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file, all amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Agoura Hills and the State of California on September 18, 2006.

THQ Inc.

By:	/s/ Brian J. Farrell
Brian J. Farrell,
Chairman of the Board,
President and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian J. Farrell	Director, Chairman of the Board,	September 18, 2006
Brian J. Farrell	President and Chief Executive Officer (Principal Executive Officer)

/s/ Edward Zinser	Executive Vice President, Chief	September 18, 2006
Edward Zinser	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Lawrence Burstein	Director	September 18, 2006
Lawrence Burstein

/s/ Henry DeNero	Director	September 18, 2006
Henry DeNero

/s/ Brian Dougherty	Director	September 18, 2006
Brian Dougherty

/s/ Jeffrey W. Griffiths	Director	September 18, 2006
Jeffrey W. Griffiths

/s/ James L. Whims	Director	September 18, 2006
James L. Whims

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
4.1

Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on January 9, 1998 (File No. 333-32221) (the “S-3 Registration Statement”)).

4.2	Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 1 to the S-3 Registration Statement).

4.3	Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).

4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K, dated June 22, 2000).

4.5

Certificate of Designation of Series A Junior Participating Preferred Stock of THQ Inc. (incorporated by reference to Exhibit A to Exhibit 1 of Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A filed on August 28, 2001 (File No. 001-15959)).

4.6

Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock of THQ Inc. (incorporated by reference to Exhibit 3.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).

4.7

Amended and Restated Rights Agreement, dated as of August 22, 2001 between the Company and Computershare Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A (File No. 001-15959), filed on August 28, 2001).

4.8

First Amendment to Amended and Restated Rights Agreement, dated as of April 9, 2002 between the Registrant and Computershare Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 2 to Amendment No. 3 to the Company’s Registration Statement on Form 8-A (File No. 000-18813), filed on April 12, 2002).

4.9	THQ Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Proxy Statement on Schedule 14A filed June 21, 2006).

4.10	THQ Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit B to Registrant’s Definitive Proxy Statement on Schedule 14A filed June 21, 2006).

5*	Opinion of counsel to the Registrant with respect to the legality of the securities being issued

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of counsel for Registrant (Included in Exhibit 5).

24.1*	Powers of Attorney (Set forth on the signature page hereto).

* Filed herewith